Consent of Independent Auditors

The Stockholders and Board of Directors

Bogen Communications International, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 (No. 333-52774) of Bogen Communications International, Inc. of our report dated June 17, 2002, relating to the statements of net assets available for benefits of Bogen Communications International, Inc. 401(k) Plan as of December 31, 2001 and 2000 and the related statements of changes in net assets available for benefits for the years then ended and the related schedule of assets held for investment purposes at end of year — December 31, 2001, which report appears in the December 31, 2001 annual report on Form 11-K of the Bogen Communications International, Inc. 401(k) Plan.

/s/ KPMG LLP

Short Hills, New Jersey

June 28, 2002

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